Exhibit 10.2

Execution Version

June 28, 2021

Trebia Acquisition Corp.

41 Madison Avenue, Suite 2020

New York, NY 10010

S1 Holdco LLC

System1 SS Protect Holdings, Inc.

Re: Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “BCA”), dated as of the date hereof, by and among Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia”), S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), Orchid Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Trebia, Orchid Merger Sub II, LLC, a Delaware limited liability company, Orchid Finco LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation (“Protected”), Trasimene Trebia, LP, a Delaware limited partnership (the “T Sponsor”) BGPT Trebia LP, a Cayman Islands exempted limited partnership (the “B Sponsor” and together with the T Sponsor, the “Sponsors”) and the Protected Rollover Parties (as defined in the BCA), and hereby amends and restates in their entirety (a) that certain letter, dated June 19, 2020, from the Sponsors to Trebia (the “Prior Sponsor Letter Agreement”) and (b) that certain letter, dated June 19, 2020 from each of the other persons undersigned thereto (each, an “Insider”) to Trebia (the “Prior Insider Letter Agreement” and, together with the Prior Sponsor Letter Agreement, the “Prior Letter Agreements”). Certain capitalized terms used herein are defined in Paragraph 10 and Paragraph 6(d). Capitalized terms used but not defined herein shall have the respective meanings given to them in the BCA.

On or prior to the date hereof, Trebia obtained an equity commitment in the amount of up to $200,000,000 from Cannae Holdings, Inc. (“Cannae” and, together with the Insiders and the Sponsors, the “Sponsor Persons”), which amount will be used to fund (A) to the extent that the Trebia Shareholder Redemption Value (as defined in the BCA), if any, is less than $200,000,000, fifty percent (50%) of such amount and (B) to the extent that the Trebia Shareholder Redemption Value, if any, is in excess of $200,000,000 but less than $300,000,000, the amount funded pursuant to clause (A) plus one-hundred percent (100%) of such amount between $200,000,000 and $300,000,000, in each case subject to the terms and conditions of that certain Backstop Facility Agreement by and between Cannae and Trebia (the “Backstop Agreement” and the amount actually funded by Cannae the “Cannae Backstopped Amount”), which requires Cannae to subscribe and purchase a number of shares of Trebia Class A Common Stock equal to (a) the amount actually funded by Cannae pursuant to the Backstop Agreement divided by (b) $10.00 (such subscription, the “Cannae Subscription”), subject to the terms, conditions and limitations therein.

The Sponsors and certain of the Insiders are currently, and as of immediately prior to the Closing will be, the record owners of all of the outstanding Founder Shares, with each such Person’s ownership detailed on Schedule A hereto.

As described further in Paragraph 24, Schedule A will be updated from time to time to reflect any Sponsor Person ownership changes following the date hereof.

In order to induce Trebia, S1 Holdco and Protected to enter into the BCA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with Trebia, S1 Holdco and Protected as follows:

1.                   Voting Obligations. During the Interim Period, each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting or at any other meeting of the shareholders of Trebia (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof), in connection with any written consent of shareholders of Trebia and in connection with any similar vote or consent of the holders of Trebia Warrants, in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a)                when any such meeting is held, appear at such meeting or otherwise cause such Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)                vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide such consent) in favor of the Trebia Shareholder Matters and any other matters necessary or reasonably requested by S1 Holdco for consummation of the Transactions; and

(c)                vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) and any other action that is intended, or would reasonably be expected, to (i) impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, (ii) result in a breach of any representation, warranty, covenant or other obligation or agreement of Trebia under the BCA or any other Transaction Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement or (iii) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Trebia, other than, in each case, pursuant to the Trebia Shareholder Matters.

The obligations of the Sponsor Persons pursuant to this Paragraph 1 shall apply whether or not the board of directors or other governing body of Trebia, or any committee, subcommittee or subgroup thereof, recommends the Trebia Shareholder Matters or any other matters necessary or advisable for consummation of the Transactions, and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Trebia Board Recommendation.

2.                   No Inconsistent Agreements. Each Sponsor Person hereby covenants and agrees that it shall not, at any time prior to the termination of this Sponsor Agreement, (i) enter into any voting agreement or voting trust with respect to any of such Sponsor Person’s Covered Shares that is inconsistent with such Sponsor Person’s obligations pursuant to this Sponsor Agreement, (ii) grant a proxy or power of attorney with respect to any of the Sponsor Person’s Covered Shares that is inconsistent with the Sponsor Person’s obligations pursuant to this Sponsor Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Sponsor Agreement.

3.                   Exclusivity. During the Interim Period, no Sponsor Person shall take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (a) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than S1 Holdco, Protected, any of their respective equityholders or any Affiliates or Representatives of any of the foregoing), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) or (b) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (a) and (b), other than a Business Combination Proposal with Trebia, S1 Holdco, Protected, each their equityholders and their respective Affiliates and Representatives. Each Sponsor Person shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with S1 Holdco, Protected, any of their respective equityholders or any Affiliates or Representatives of any of the foregoing.

4.                   Waiver of Certain Rights. Each Sponsor Person hereby irrevocably and unconditionally agrees:

(a)                not to (i) demand that Trebia redeem its or their Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption; and

(b)                not to commence or participate in, and to take all actions necessary to opt out of any class in, any class action with respect to, any claim, derivative or otherwise, against Trebia, S1 Holdco, Protected, any Affiliate of Trebia, S1 Holdco or Protected, or any designee of any Sponsor Person, S1 Holdco or Protected acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the BCA or the consummation of the Transactions.

5.                   Transfer Restrictions.

(a)                Interim Period. During the Interim Period, except as expressly contemplated herein (including in accordance with Paragraph 6 of this Sponsor Agreement), by the BCA or by any other Transaction Agreement, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any such Sponsor Person’s Covered Shares.

(b)                Post-Closing: Covered Shares. For the period beginning on the Closing until the earlier of (i) 180 days thereafter, or (ii) if the VWAP of the Trebia Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days, 150 days thereafter (such applicable period, the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares; provided that, with respect to Cannae, a number of shares of Class A Common Stock equal to 50% of the shares of Class A Common Stock issued to Cannae pursuant to Paragraph 6(c)(i) hereof shall not be subject to the restrictions in this Paragraph 5. Notwithstanding the immediately preceding sentence, following the Closing, Transfers of Covered Shares that are held by any Sponsor Person, or any of its Permitted Transferees (as defined below) that have entered into a written agreement of the type contemplated by the proviso in this sentence, are permitted (1) to Trebia’s officers or directors, any Affiliates or family members of any of Trebia’s officers or directors, any members or partners of any Sponsor Person or their Affiliates, or any employees of such Sponsor Person or such Affiliates; (2) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or as a bona fide gift or gifts, including to charitable organizations; (3) in the case of an individual, by will, other testamentary document or intestacy; (4) by operation of such Person’s organizational documents upon liquidation or dissolution of such Person; (5) to any trust for the direct or indirect benefit of any Sponsor Person or the immediate family of a Sponsor Person, or if any Sponsor Person is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (6) to a partnership, limited liability company or other entity of which any Sponsor Person and the immediate family of such Sponsor Person are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (7) if the Sponsor Person is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Sponsor Person, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Sponsor Person or affiliates of such Sponsor Person (including, for the avoidance of doubt, where such Sponsor Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Sponsor Person; (8) to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (1) through (7) above; (9) in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order; or (10) from and after the Closing, pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by Trebia’s board of directors and made to all holders of shares of Trebia’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Sponsor Persons’ Covered Shares shall remain subject to the provisions of this paragraph; provided, that each transferee contemplated by clauses (1) through (9) (each, a “Permitted Transferee”) must enter into a written agreement with Trebia agreeing to be bound by the restrictions in this Sponsor Agreement; provided, further, that (x) in the case of any Transfer of Covered Shares pursuant to clauses (1) through (9) above, (A) such Transfer shall not involve a disposition for value; (B) the Covered Shares shall remain subject to the transfer restrictions; (C) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Covered Shares remain subject to the transfer restrictions; and (D) there shall be no voluntary public disclosure or other announcement of such Transfer; and (y) a Sponsor Person may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-Up Period so long as no Transfers are effected under such trading plan prior to the expiration of the Lock-Up Period.

(c)                Notwithstanding anything herein to the contrary, the Covered Shares may be pledged by any Sponsor Person or any of its Permitted Transferees (as defined below) in connection with a bona fide margin agreement; provided, that such pledge shall be (x) pursuant to an available exemption from the registration requirements of the Securities Act or (y) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the person effecting a pledge of Covered Shares in reliance upon this proviso shall not be required to provide Trebia with any notice thereof.

(d)                Any Transfer in violation of the provisions of this Paragraph 5 shall be null and void ab initio and of no force or effect.

6.                   Earnout Shares; Backstop Share Forfeiture and Issuance; Founder Warrant Transfer.

(a)                Sponsor Earnout Shares; System1 Earnout RSUs. The Sponsors acknowledge and agree that, as applicable and subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 13.01 and 13.02 of the BCA:

(i)                 At the Closing, certain Sponsor Persons will:

(A)              exchange, in the amounts set forth on Schedule A, 1,450,000 Founder Shares held by such Sponsor Persons for 1,450,000 shares of Class D Common Stock, on a one-for-one basis (such shares as exchanged, the “Sponsor Earnout Shares”); The Sponsor Earnout Shares shall be subject to the provisions of this Paragraph 6 and the Trebia Organizational Documents, including the following provisions:

(1)	Each Sponsor Earnout Share shall be unvested and restricted, and each such share shall vest automatically and cease to be subject to any restrictions as of the occurrence of a Class D Conversion Event; provided that, during the Lock-Up Period, Paragraph 5(b), Paragraph 5(c), and Paragraph 5(d) hereof shall apply to the shares of Trebia Class A Common Stock issued upon any such conversion event;

(2)	Upon the occurrence of a Class D Conversion Event, each share of Class D Common Stock shall automatically convert into one share of Trebia Class A Common Stock;

(3)	To the extent that, on or prior to the fifth (5th) anniversary of the Closing Date, a Class D Conversion Event shall not have occurred in accordance with the Trebia Organizational Documents, all outstanding Sponsor Earnout Shares that shall not have been converted into shares of Trebia Class A Common Stock shall automatically be forfeited and surrendered to Trebia for no consideration. Following such forfeiture, the Sponsor Earnout Shares shall be cancelled, no longer outstanding and become void and of no further effect; and

(4)	Within thirty (30) days following the Closing Date, each Sponsor Person (or any Permitted Transferee of such Sponsor Person) shall file with the Internal Revenue Service (via certified mail, return receipt requested) a completed election, on a protective basis, under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to the Sponsor Earnout Shares into which their Founder Shares converted, in the form attached hereto as Exhibit A and, upon such filing, shall thereafter provide Trebia with a copy of such election. Each such Sponsor Person (or any Permitted Transferee of such Sponsor Person) should consult their tax advisor regarding the consequences of Code Section 83(b) elections, as well as the receipt, holding, conversion and sale of the Sponsor Earnout Shares; and

(B)              forfeit, based on the percentages set forth on Schedule A, an aggregate of 1,450,000 Founder Shares held by such Sponsor Persons in connection with Trebia’s obligation to issue a number of RSUs to the those Persons and subject to the terms, conditions, and limitations of Section 11.13 of the BCA, (such RSUs when and as issued, the “System1 Earnout RSUs”).

(b)                Backstop Shares Forfeiture. Immediately prior to Closing, certain Sponsor Persons shall forfeit, in the aggregate and based on the percentages set forth on Schedule A:

(i)               an aggregate number of Founder Shares, if any, equal to the product of (x) 1,734,694 multiplied by (y) the Cannae Backstop Utilization Rate (the “Founder Shares Forfeited to Cannae”); and

(ii)               an aggregate number of Founder Shares, if any, equal to the product of (x) 1,734,694 multiplied by (y) the S1/Protected Backstop Utilization Rate (the “Founder Shares Forfeited to S1/Protected”).

(c)                Backstop Share Issuance. Immediately prior to Closing, Trebia shall issue:

(i)                to Cannae, an aggregate number of shares of Class A Common Stock equal to the Founder Shares Forfeited to Cannae, subject to the terms, conditions and limitations of Section 2(b) of the Backstop Agreement; and

(ii)               to the S1/Protected Persons, an aggregate number of shares of Class A Common Stock equal to the Founder Shares Forfeited to S1/Protected, subject to the terms, conditions and limitations of the BCA.

(d)                Founder Trebia Warrant Transfer. At the Closing, pursuant to the terms of the BCA, B Sponsor shall transfer an aggregate amount of 1,000,000 Founder Trebia Warrants to Lone Star Friends Trust and JDI.

(e)                For the purposes of this Agreement:

(i)               “Allocated Cannae Amount” means the difference equal to (x) the number of Redeemed Shares minus (y) 7,500,000 (the “Net Cannae Backstopped Amount”). If the Net Cannae Backstopped Amount is equal to a number less than zero (0), then the Allocated Cannae Amount shall be equal to zero (0). If the Net Cannae Backstopped Amount is equal to a number greater than 12,500,000, then the Allocated Cannae Amount shall be 12,500,000. Under no circumstances shall the Allocated Cannae Amount be greater than 12,500,000.

(ii)              “Allocated S1/Protected Amount” means the difference equal to (x) the number of Redeemed Shares minus (y) 41,750,000 (the “System1 Backstopped Amount”). If the System1 Backstopped Amount is equal to a number less than zero (0), then the Allocated S1/Protected Amount shall be equal to zero (0). If the System1 Backstopped Amount is equal to a number greater than 4,500,000, then the Allocated S1/Protected Amount shall be 4,500,000. Under no circumstances shall the Allocated S1/Protected Amount be greater than 4,500,000.

(iii)             “Cannae Backstop Utilization Rate” means the quotient obtained by dividing (x) the Allocated Cannae Amount by (y) 17,000,000.

(iv)             “Redeemed Shares” means the number of Class A ordinary shares redeemed by Trebia shareholders at the Special Meeting.

(v)              “S1/Protected Backstop Utilization Rate” means the quotient obtained by dividing (x) the Allocated S1/Protected Amount by (y) 17,000,000.

(vi)            “Class D Common Stock”, and “Class D Conversion Event” each have the meaning given to such term in the Trebia Organizational Documents.

7.                   Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a)                it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b)                if such Sponsor Person is an Insider, its biographical information furnished to Trebia, if any (including any such information included in the Registration Statement), is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background;

(c)                its responses in any completed questionnaire furnished by it to Trebia in connection with this Sponsor Agreement or the transactions contemplated hereby are true and accurate in all material respects;

(d)                it is not subject to or a respondent in any Action involving any injunction, cease-and-desist order or other order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and

(e)                it has never been convicted of, or pleaded guilty to, any crime (i) involving any fraud, (ii) relating to any financial transaction or the handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding.

8.                   Certain Payments. No Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) Trebia, shall receive from Trebia, any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, Trebia’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and, subject to the terms of the BCA and as disclosed in connection therewith, each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by Trebia or any of its Subsidiaries from and after the Closing: (a) reimbursement of funds advanced to Trebia by the Sponsors to cover offering-related and organizational expenses; (b) reimbursement for office space and administrative support services provided to Trebia by the B Sponsor in the amount of $10,000 per month; and (c) reimbursement of legal fees and expenses incurred by either of the Sponsors or any of their respective officers or directors in connection with Trebia’s formation and their services to Trebia (which, for the avoidance of doubt, shall not include legal fees and expenses incurred in connection with the initial Business Combination, which shall be Trebia Transaction Expenses). During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and Trebia or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the BCA.

9.                   Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) Trebia.

10.               Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a)                “Beneficially Own” means to exercise voting or dispositive authority over a relevant security, as determined under Rule 13d-3 of the Exchange Act.

(b)                “Business Combination” has the meaning given to it in the Prior Letter Agreements.

(c)                “Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of Trebia’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of Trebia.

(d)                “Covered Shares” means all Founder Shares, Trebia Ordinary Shares (prior to the Domestication), shares of Trebia Common Stock (following the Domestication) (including shares issued in connection with the Class D Conversion Event, the System1 Earnout RSUs and pursuant to the Backstop Agreement) and other shares of capital stock or equity securities of Trebia, which any Sponsor Person owns or has the obligation to acquire as of the date hereof

(e)                “Founder Shares” means: (i) as of the date hereof, the 12,937,500 shares of Trebia Class B Ordinary Shares that were purchased in a private placement prior to the IPO; (ii) following the Domestication, the 11,487,500 shares of Trebia Class A Common Stock and 1,450,000 shares of Trebia Class D Common Stock into which the aggregate amount of shares of Trebia Class B Ordinary Shares referred to in clause (i) are converted pursuant to the Domestication; and (iii) the 11,487,500 shares of Trebia Class A Common Stock referred to in clause (ii) and the 1,450,000 shares of Trebia Class A Common Stock into which the 1,450,000 shares of Trebia Class D Common Stock referred to in clause (ii) are converted following the Class D Conversion Event, if applicable, and, each such share, a “Founder Share”.

(f)                 “IPO” has the meaning given to it in the Prior Letter Agreements.

(g)                “Registration Statement” has the meaning given to it in the Prior Letter Agreements.

(h)                “S1/Protected Person” means Sellers (as defined in the BCA) other than the CSC Blockers, the Blocker Parents and the Court Square GPs (each as defined in the BCA).

(i)                 “Shareholders Agreement” means that certain Shareholders Agreement to be entered into in connection with the Closing, an agreed form of which is attached as Exhibit E to the BCA.

(j)                 “Transfer” means any direct or indirect (i) offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Covered Shares, (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Covered Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) any voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii).

(k)                “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg L.P. (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Bloomberg L.P. (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Trebia’s board of directors.

11.               Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, with respect to the Sponsor Persons, the Prior Letter Agreements. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. Each of Trebia and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the BCA, none of the foregoing Persons has relied on any representations or warranties of any S1/Protected Person or otherwise except for those expressly set forth herein or in the BCA or any other Transaction Agreement.

12.               Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that no such consent shall be required for Cannae to assign this Sponsor Agreement or any of its rights, interests, or obligations hereunder to Cannae Holdings, LLC. Any purported assignment in violation of this Paragraph 12 shall be null and void ab initio and of no force or effect and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

13.               No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof; provided, that the S1/Protected Persons are intended third party beneficiaries of Paragraphs 6(c), 6(d), 11, 22, and 25 of this Agreement to the extent expressly set forth therein. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

14.               Captions; Counterparts. The captions in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.               Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

16.               Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 15.06 and 15.12 of the BCA are incorporated herein by reference, mutatis mutandis.

17.               Notices. Any notice, consent or request to be given to Trebia, S1 Holdco or Protected in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 15.02 of the BCA. Any notice, consent or request to be given to any Sponsor Person in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given to the attention of such Sponsor Person, c/o Trebia, at the address or email address for Trebia set forth in Section 15.02 of the BCA.

18.               Termination. This Sponsor Agreement shall terminate on the earlier of (a) the valid termination of the BCA (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, as the case may be) and (b) the expiration of the Lock-Up Period; provided, that no such termination (including one that results in a reversion to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement under clause (a)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

19.               Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally, as to itself only, and not jointly) to Trebia, S1 Holdco and Protected as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (c) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by the Enforceability Exceptions); (d) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent the failure to obtain such consent, approval or other action would have a material adverse effect on such Person or otherwise prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (e) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or delay, or would have the effect of preventing, enjoining or delaying, the performance by such Person of its obligations under this Sponsor Agreement; (f) except as described herein or disclosed pursuant to Section 7.08 of the BCA, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Trebia, any of their respective Subsidiaries, or any Affiliates of any of the foregoing Persons in connection with the BCA, this Sponsor Agreement or any of the transactions contemplated thereby or hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Trebia, S1 Holdco, Protected or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (g) such Person has had the opportunity to read the BCA and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors prior to entering into this Sponsor Agreement; (h) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (i) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such securities affecting any such securities), other than those imposed pursuant to: (A) this Sponsor Agreement, (B) the Trebia Bylaws, (C) the Trebia Certificate of Incorporation, (D) the BCA or (E) any applicable Securities Laws; and (j) the Founder Shares, the Trebia Class A Ordinary Shares, the Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock and any other Covered Shares listed on Schedule A are the only equity securities in Trebia or any of its Subsidiaries owned of record or Beneficially Owned by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock and other Covered Shares and none of such Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock or other Covered Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock or other Covered Shares, except as provided in (1) this Sponsor Agreement, (2) the Trebia Bylaws, (3) the Trebia Certificate of Incorporation or (4) the BCA.

20.               Equitable Adjustments. If, and as often as, there are any changes in Trebia, the Founder Shares, the Trebia Class A Ordinary Shares, the Trebia Class B Ordinary Shares, the shares of Trebia Class A Common Stock or the shares of Trebia Class D Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Trebia, the Founder Shares, the Trebia Class A Ordinary Shares, the Trebia Class B Ordinary Shares, the shares of Trebia Class A Common Stock or the shares of Trebia Class D Common Stock, each as so changed.

21.               Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes Trebia to maintain a copy of this Sponsor Agreement at either or both of the executive office or the registered office of Trebia. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes Trebia, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing such Sponsor Person’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF JUNE 28, 2021, BY AND AMONG TREBIA ACQUISITION CORP., A CAYMAN ISLANDS EXEMPTED COMPANY, BGPT TREBIA LP, A CAYMAN ISLANDS EXEMPTED LIMITED PARTNERSHIP, TRASIMENE TREBIA, LP, A DELAWARE LIMITED PARTNERSHIP, S1 HOLDCO LLC, A DELAWARE LIMITED LIABILITY COMPANY, SYSTEM1 SS PROTECT HOLDINGS, INC., A DELAWARE CORPORATION, AND THE OTHER SIGNATORIES THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

22.               Specific Performance. Each Sponsor Person and each of S1 Holdco and Protected acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Sponsor Person or any S1/Protected Person does not perform its obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to perform this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Sponsor Person and each of S1 Holdco and Protected acknowledges and agrees that (a) each of Trebia, S1 Holdco and Protected shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Paragraph 18, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement or any other Transaction Agreement, and (b) the right of specific performance or other equitable remedy set forth in clause (a) is an integral part of this Sponsor Agreement and none of the parties hereto would have entered into this Sponsor Agreement in the absence of such right. Each Sponsor Person and each of S1 Holdco and Protected agrees that it will not oppose the granting of specific performance or any other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance or such other equitable remedy is not an appropriate remedy for any reason at law or equity. Each Sponsor Person and each of S1 Holdco and Protected acknowledges and agrees that any party seeking an injunction or other equitable remedy to prevent breaches of this Sponsor Agreement or to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Paragraph 22 shall not be required to provide any bond or other security in connection with any such remedy.

23.               Interpretation. Section 1.02 (Construction) and Section 15.05 (Expenses) of the BCA are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to Sponsor Persons or S1/Protected Persons who are natural persons, such references shall be deemed references to “she”, “her”, “hers”, “he”, “him” or “his”, as applicable.

24.               Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify Trebia, S1 Holdco and Protected of any increase, decrease or other change in the number of Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares or other Covered Shares held by or on behalf of such Sponsor Person. As soon as reasonably practicable following the Closing, Trebia shall update Schedule A to reflect the conversion of Trebia Ordinary Shares into shares of Trebia Common Stock pursuant to the Domestication. From and after the Closing, each Sponsor Person shall promptly notify Trebia of any increase, decrease or other change in the number of Founder Shares, shares of Trebia Class A Common Stock, shares of Trebia Class D Common Stock or other Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, Trebia shall update, or cause to be updated, Schedule A to reflect the applicable changes as they relate to Founder Shares, Trebia Class A Ordinary Shares, Trebia Class B Ordinary Shares or other Covered Shares (in the case of an Interim Period change) or Founder Shares, Trebia Class A Common Stock, Trebia Class D Common Stock or other Covered Shares (in the case of a post-Closing change) and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 24). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 11.

25.               Additional Agreements. Each Sponsor hereby represents and warrants to Trebia and the S1/Protected Persons that (a) on or prior to the date hereof, it has delivered to Trebia, S1 Holdco and Protected a capitalization table showing all of the direct equity owners of such Sponsor (each, a “Sponsor Cap Table”) and (b) the Sponsor Cap Table delivered by such Sponsor pursuant to clause (a) is true, correct and complete in all respects as of the date hereof. Notwithstanding anything to the contrary herein, following the date hereof, each Sponsor shall provide written notice to Trebia, S1 Holdco and Protected promptly following any change in its Sponsor Cap Table.

26.               Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement on the day and year first above written.

BGPT TREBIA LP

By:	Bridgeport Partners GP LLC, its General Partner

By:	/s/Frank R. Martire, Jr.
Name: Frank R. Martire, Jr.
Title: Member

By:	/s/Frank Martire, III
Name: Frank Martire, III
Title: Member

TRASIMENE TREBIA, LP

By:	Trasimene Trebia, LLC, its General Partner

By:	/s/Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

TREBIA ACQUISITION CORP.

By:	/s/Paul Danola
Name: Paul Danola
Title: President

CANNAE HOLDINGS, INC.

By:	/s/Michael L. Gravelle
Name: Michael L. Gravelle
Title: General Counsel and Corporate Secretary

WILLIAM P. FOLEY, II

/s/WILLIAM P. FOLEY, II
Title: Co-Founder and Director of Trebia Acquisition Corp.

[Signature Page to Sponsor Agreement]

FRANK R. MARTIRE, JR.

/s/FRANK R. MARTIRE, JR.
Title: Co-Founder and Director of Trebia Acquisition Corp.

PAUL DANOLA

/s/PAUL DANOLA
Title: President of Trebia Acquisition Corp.

TANMAY KUMAR

/s/TANMAY KUMAR
Title: Chief Financial Officer of Trebia Acquisition Corp.

LANCE LEVY

/s/LANCE LEVY
Title: Director of Trebia Acquisition Corp.

MARK D. LINEHAN

/s/MARK D. LINEHAN
Title: Director of Trebia Acquisition Corp.

JAMES B. STALLINGS

/s/JAMES B. STALLINGS
Title: Director of Trebia Acquisition Corp.

[Signature Page to Sponsor Agreement]

S1 HOLDCO LLC

By:	/s/Michael Blend
Name: Michael Blend
Title: Chief Executive Officer & Chairman of the Board

SYSTEM1 SS PROTECT HOLDINGS, INC.

By:	/s/Michael Blend
Name: Michael Blend
Title: President

[Signature Page to Sponsor Agreement]